Exhibit 99.1

INVITROGEN SIGNS DEFINITIVE AGREEMENT TO ACQUIRE DYNAL BIOTECH

Dynal’s leading molecular separation technology targets key medical research issues

CARLSBAD, CA AND OSLO, NORWAY, Feb. 8, 2005 – Invitrogen Corporation (NASDAQ: IVGN) today announced it has signed a definitive agreement to acquire privately held molecular separation and purification technology pioneer Dynal Biotech for approximately NOK 2.5 billion. Dynal is the industry leader in magnetic bead technologies that are used in cell separation and purification, cell stimulation, protein research, nucleic acid research and microbiology. The acquisition will provide Invitrogen with bead-based isolation technologies that can be leveraged across the company’s broad technology portfolio. In addition, Dynal is a major supplier of specialized magnetic particles to major diagnostic product manufacturers for use in high-throughput automated immunoassay and other instrument systems.

“As with our acquisition of Molecular Probes, Dynal provides us with a premier technology platform that, when combined with many of our leading biomedical research products, will create breakthrough innovations,” explained Invitrogen Chairman and CEO, Gregory T. Lucier. “The major product enhancements made possible by the use of Dynal’s Dynabead® system will further our mission of accelerating disease research and drug discovery, as well as our initiative to provide cutting edge tools to diagnostic companies worldwide.”

Dynabead technology is based on the ability to produce highly uniform spherical microparticles that are superparamagnetic, meaning they exhibit magnetic properties only when placed within a magnetic field. Dynal and others treat the surface of these particles with chemical groups and biological materials useful in research applications.

Dynal’s “smart” surface technology can be applied to many of Invitrogen’s comprehensive product lines, and the company plans to use it to produce expanded sets of matched reagent solutions around genes, antibodies, enzymes, cell culture media and detection products. These combined technologies will have applications in numerous areas of research, including stem cell and cell therapy applications, as well as in new products that support molecular diagnostics, and other key areas of research. In addition, Dynal is a market leader for tissue typing (HLA diagnostics) used to ensure compatibility between donors and recipients in organ and bone marrow transplants.

“We believe that products resulting from combining the two companies’ technologies will play a key role in supporting several emerging trends in healthcare,” added Mr. Lucier.

One example of the application of Invitrogen/Dynal synergies in healthcare involves treatments that focus on strengthening a patient’s own immune system. Separating specific cells that play a key role in fighting disease is a cornerstone of this immunotherapy. By coupling the Dynabead technology with targeted antibodies from Invitrogen’s extensive collection, through our anticipated purchase of Zymed Laboratories, researchers will have an efficient and effective system capable of identifying and isolating these important cells from a single blood sample.

The high-level isolation and detection capabilities of Dynabeads will also broaden Invitrogen’s ability to provide new solutions for molecular medicine research and diagnostic development. The company intends to apply Dynabead technology to enhance its products for assay development, RNA interference, DNA cloning and proteomic analysis. The Dynabead technology should also be valuable in a number of screening applications where Invitrogen’s industry-leading fluorescent labeling and detection products will enable scientists to effectively visualize the results of the new types of studies made possible by the use of Dynabeads.

“Our management team has had strong support from the owners in developing our company to this point,” said Jon Hindar, President and CEO of Dynal. “Becoming a part of Invitrogen is an important strategic next step that will open new possibilities and continue to strengthen our position.”

Dynal has the ability to manufacture spherical microparticles, or “beads” with unique batch-to-batch consistency. This enables versatility in sample applications, increased accuracy through reduced non-specific sample binding and unique batch-to-batch reproducibility. Dynal holds 13 granted patents, 21 patent applications, 12 registered trademarks and 10 trademark applications on its technology. The company committed approximately 13 percent of revenues to research and development in 2004, a figure that will advance Invitrogen’s goal of spending 10 percent of revenues on R & D. Dynal currently employs more than 400 professionals at locations in Norway, the United States, the United Kingdom and China.

The transaction is expected to close by the end of the first quarter of 2005. Dynal is expected to generate revenues of approximately $74 million for the period of April through December 2005. Invitrogen expects the transaction to be accretive to 2005 pro forma earnings per share by 7 cents per share, and to be accretive by 24 cents per share in 2006. The Company has not yet determined allocation of the purchase price, therefore accurate GAAP earnings per share estimates are not available at this time.

Assuming the successful closing of this transaction by the end of March, Invitrogen is raising full-year 2005 guidance to a range of $1.164 billion to $1.184 billion in revenues and a range of $3.40 - $3.44 in pro forma earnings per share. Additional details on the revised guidance will be discussed on the Company’s conference call today.

Conference Call

Invitrogen will host a conference call and webcast at 10 a.m. Eastern Time today to discuss the acquisition in greater detail and to provided updated guidance for 2005, including reiterated guidance for 2004. Following a brief presentation by management, time will be allotted for questions.

To listen to the live conference, please dial 800-599.9816 (domestic) or 617.847.8705 (international) and use passcode 21259294. The call also will be webcast in a listen only mode on Invitrogen’s Web site at www.invitrogen.com in the Investor Relations section of the website and will be archived at the site for one month. A replay of the call will be available for one week by dialing 888-286-8010 (domestic) and 617-801-6888 (international). The passcode is 54467346.

About the Company

Invitrogen Corporation (Nasdaq:IVGN) provides products and services that support academic and government research institutions and pharmaceutical and biotech companies worldwide in their efforts to improve the human condition. The company provides essential life science technologies for disease research, drug discovery, and commercial bioproduction. Invitrogen’s own research and development efforts are focused on breakthrough innovation in all major areas of biological discovery including functional genomics, proteomics, bioinformatics and cell biology – placing Invitrogen’s products in nearly every major laboratory in the world. Founded in 1987, Invitrogen is headquartered in Carlsbad, California and conducts business in more than 70 countries around the world. The company globally employs approximately 4,000 scientists and other professionals and had revenues of more than $1 billion in 2004. For more information, visit www.invitrogen.com

Safe Harbor/Forward Looking Statements

Certain statements contained in this press release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is Invitrogen’s intent that such statements be protected by the safe harbor created thereby. Forward-looking statements include, but are not limited to: 1) Invitrogen leveraging Dynal’s technologies across its entire technology portfolio including assay development, RNAi, cloning, proteomic analysis, labeling and detection, and stem cell applications; 2) The combination of Invitrogen’s and Dynal’s technologies will create breakthrough innovations and/or produce expanded sets of matched reagent solutions; 3) Technologies created from the acquisition will have new applications in molecular diagnostics; 4) The combination of Invitrogen’s and Dynal’s technologies will play a key role in supporting emerging trends in healthcare; 5) Dynal’s R & D investment will advance Invitrogen’s goal of spending 10 percent of revenues on R & D; 6) The transaction will close by the end of the first quarter of 2005; 7) Dynal’s revenues for the period of April through December 2005 will be approximately $74 million; 8) The transaction will be accretive to pro forma earnings per share by 7 cents in 2005 and 24 cents in 2006. Potential risks and uncertainties include, but are not limited to, the risks: a) Invitrogen may choose not to pursue synergies with other business areas; b) Invitrogen may not develop new products from the Dynal technology; c) Invitrogen’s and Dynal’s technologies may not have applications outside of their current use; d) Dynal’s R & D investment may not affect Invitrogen’s R & D investment or investment goals; e) The transaction may not close within the stated time period; f) Financial projections and expectations are subject to change due to a number of factors, as well as other risks and uncertainties detailed from time to time in Invitrogen’s Securities and Exchange Commission filings.

# # #

Contacts:

Invitrogen Corporation:

Investors: Adam Taich - Vice President, Investor Relations (760) 603-7208

Media: Greg Geissman (760) 476-7032, gregory.geissman@invitrogen.com

BioCom Partners (Agency):

Stephen Gendel (212) 918-4650, sgendel@biocompartners.com

mobile (917) 856-3915